UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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The Advisory Board Company
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THE ADVISORY BOARD COMPANY
2445 M Street, NW
Washington, DC 20037
(202) 266-5600
Dear Stockholders:

On behalf of the Board of Directors and management, I invite you to attend the Annual Meeting of Stockholders of The Advisory Board Company to be held at our offices at 2445 M Street, NW, Washington, DC, 20037, on November 15, 2007, at 10:00 a.m. local time.

The Notice of Meeting and Proxy Statement accompanying this letter describe the specific business to be acted upon.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to mark, sign, date and promptly return the enclosed Proxy Card in the envelope provided.

Sincerely,

Frank J. Williams
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

THE ADVISORY BOARD COMPANY
2445 M Street, NW
Washington, DC 20037
(202) 266-5600

October 12, 2007

Dear Stockholders:

We are notifying you that the Annual Meeting of Stockholders (the “Meeting”) of The Advisory Board Company will be held at our offices at 2445 M Street, NW, Washington, DC, 20037, on November 15, 2007, at 10:00 a.m. local time. Only stockholders of record at the close of business on October 2, 2007 are entitled to vote at the Meeting. At the Meeting we will ask stockholders to act on the following matters:

1. Election of seven directors to serve for the coming year and until their successors are elected; and

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008.

In addition, we will transact any other business that is properly presented at the Meeting or any adjournment or postponement thereof.

Each of these matters is described in more detail in the enclosed Proxy Statement. We have also enclosed a copy of our Annual Report for the fiscal year ended March 31, 2007. Please use this opportunity to take part in The Advisory Board Company’s affairs by voting your shares.

Whether or not you plan to attend the Meeting, please complete, sign and date the enclosed Proxy Card and return it in the envelope provided.

Sincerely,

Michael T. Kirshbaum
Chief Financial Officer, Secretary and Treasurer

2007 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

TABLE OF CONTENTS

Information About the Meeting, Voting and Proxies
Date, Time and Place of Meeting	1
Record Date, Outstanding Shares and Quorum	1
Voting Rights and Voting of Proxies	1
Solicitation and Voting of Proxies	1
Expenses of Solicitation	1
Revocation of Proxies	2

Board Corporate Governance Matters	2
Board of Directors Meetings and Committees	2
Consideration of Director Nominees	3
Related Transactions	3
Director Independence	4
Code of Conduct	4
Communications with the Board	4
Communications with the Audit Committee	4
Audit Committee Pre-Approval Policy	4

Audit Committee Report	5

PROPOSAL NO. 1 Election of Directors	5
Vote Required for Approval	6
Directors/ Nominees	6

PROPOSAL NO. 2 Ratification of the Appointment of Ernst & Young as Independent Registered Public Accounting Firm for the Fiscal Year Ending March 31, 2008	7
Vote Required for Approval	8

Independent Registered Public Accounting Firm’s Fees and Services	8

Executive Officers and Key Employees	10
Compensation Discussion and Analysis	10
Compensation Philosophy	10
The Annual Compensation Process	11
Elements of Total Compensation	11
Other Benefits	13
Employment Agreements	14

Compensation Committee Report on Executive Compensation	15
Compensation Committee Interlocks and Insider Participation	15

Executive Compensation	15
Summary Compensation Table	15
Grants of Plan-Based Awards in Fiscal 2007	16
Outstanding Equity Awards at March 31, 2007	18
Option Exercises and Stock Vested in Fiscal 2007	19
Board of Directors Compensation	19

Potential Payments Upon Termination of Employment or Change of Control	20
Option Plans	20
Individual Arrangements	20

Security Ownership of Certain Beneficial Owners and Management	22

Other Matters	23
Next Annual Meeting and Stockholder Proposals	23
Section 16(a) Beneficial Ownership Reporting Compliance	23
Delivery of Documents to Stockholders Sharing an Address	23
Annual Report	24
Other Business	24

PROXY STATEMENT

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

Date, Time and Place of Meeting

Our Board of Directors is asking for your proxy for use at our Annual Meeting of Stockholders (the “Meeting”) to be held at our offices at 2445 M Street NW, Washington, DC, 20037, on November 15, 2007, at 10:00 a.m. local time and any adjournment or postponement of the Meeting. We are first releasing this Proxy Statement and the accompanying Proxy Card to our stockholders on or about October 12, 2007.

Record Date, Outstanding Shares and Quorum

Only holders of record of our common stock at the close of business on October 2, 2007 (the “Record Date”) will be entitled to vote at the Meeting. On the Record Date, we had 18,070,465 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding on the Record Date are present at the Meeting, either in person or by proxy, we will have a quorum at the Meeting. Any shares represented by a proxy that are marked for, against or to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum, but will not be counted or entitled to vote on that particular matter.

Voting Rights and Voting of Proxies

Holders of our common stock are entitled to one vote for each share they held as of the Record Date. Cumulative voting for directors is not permitted. Directors will be elected by a plurality of the votes cast by the shares of common stock present at the Meeting (either in person or by proxy), which means that the seven nominees with the most votes will be elected. Approval of Proposal No. 2 (ratification of the independent registered public accounting firm) requires approval by the holders of a majority of the shares of common stock present at the Meeting (either in person or by proxy). In accordance with Delaware law, abstentions have the effect of a vote “against” any matter as to which they are specified, whereas broker non-votes are not considered votes cast and, therefore, will not affect the outcome of the vote on the matters presented at the Meeting.

Solicitation and Voting of Proxies

The proxy included with this Proxy Statement is solicited by our Board of Directors for use at the Meeting. You can submit your Proxy Card by mailing it in the envelope provided. If your Proxy Card is properly completed and received, and is not revoked before the Meeting, your shares will be voted at the Meeting according to the instructions indicated on your Proxy Card. Proxies will extend to, and be voted at, any adjournment or postponement of the Meeting. If you sign and return your Proxy Card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal No. 1 below and in favor of Proposal No. 2. We are not aware of any other matters to be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holder named on your Proxy Card is authorized to vote the shares represented by your Proxy Card according to his judgment.

Expenses of Solicitation

We will pay the costs of preparing, printing and mailing this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed Proxy Card and our 2007 Annual Report. We will also reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding these materials to beneficial owners of the Company’s shares. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by our directors, officers or regular employees acting without special compensation. We have engaged Proxy Express to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.

Revocation of Proxies

If you submit the enclosed Proxy Card, you may revoke it at any time before voting takes place at the Meeting. There are three ways you can revoke your proxy: (1) deliver to the Secretary of the Company a written notice, dated later than the Proxy Card you want to revoke, stating that the proxy is revoked; (2) deliver to the Secretary of the Company a signed Proxy Card dated later than the proxy you want to revoke; or (3) attend the Meeting and vote in person. For this purpose, communications to the Secretary of the Company should be addressed to Michael T. Kirshbaum, Chief Financial Officer, Secretary and Treasurer, The Advisory Board Company, 2445 M Street, NW, Washington, DC, 20037, and must be received before voting takes place at the Meeting. Any shareholder whose shares are held through a bank, brokerage firm or other nominee should contact that nominee to revoke or change his or her voting instructions. If your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Meeting, prior to the Meeting you must obtain from that entity a legal proxy covering the shares you beneficially own.

BOARD CORPORATE GOVERNANCE MATTERS

Board of Directors Meetings and Committees

During fiscal 2007, the Board of Directors (the “Board”), with the exception of Mr. Grua who joined the Board in January 2007, met eight times and took action by unanimous written consent on a number of occasions. All directors attended 75% or more of the aggregate number of meetings of the Board and of the committees on which they served. The Board of Directors also meets in regularly scheduled executive sessions at least two times per year and in fiscal 2007 met four times in executive session. These sessions, which were attended only by the Board’s independent directors, were chaired by the Lead Director.

In July 2004, the Board established the position of Lead Director, which is to be filled in the event the position of Chairman of the Board and the office of Chief Executive Officer are held by the same person. Mr. Kindick currently serves as our Lead Director. The Lead Director’s role is to preside at meetings of non-management members of the Board, and to perform other similar functions as deemed appropriate by the Board.

The Board of Directors has determined that each of the directors standing for re-election, except Mr. Williams as the Chairman and Chief Executive Officer, has no material relationship with the Company and is “independent” as defined in the current Marketplace Rules of The NASDAQ Stock Market (“NASDAQ”).

The Board has three committees — the Audit Committee, the Compensation Committee and the Governance Committee. The role of each of the committees is governed by a charter adopted by the Board. A copy of each committee’s charter may be accessed via our website at www.advisoryboardcompany.com. We do not have a policy on director attendance at our Annual Meetings of Stockholders. One director attended our most recent Annual Meeting of Stockholders.

Audit Committee.  The members of our Audit Committee are Ms. Zumwalt, Mr. Kindick and Mr. Neaman. Ms. Zumwalt serves as chair of the committee. The Audit Committee, among other things: is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm; approves in advance audit and any permissible non-audit services performed by our independent registered public accounting firm; reviews with the independent registered public accounting firm and management our internal controls; reviews the adequacy of our accounting and financial controls as reported by management and the independent registered public accounting firm; and oversees our compliance systems and codes of conduct. Each of the members of the Audit Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect, and meets heightened independence criteria applicable to audit committee members under SEC rules and NASDAQ listing standards. The Board of Directors has determined that all of the Company’s Audit Committee members are financially literate and has determined that Ms. Zumwalt meets the qualifications of an “audit committee financial expert” as defined under SEC rules. The Audit Committee met eight times during fiscal 2007.

Compensation Committee.  The members of our Compensation Committee are Mr. Casper, Mr. Grua, Mr. Kindick and Mr. Shapiro. Mr. Shapiro serves as chair of the committee. The Compensation Committee, among other things: reviews and makes recommendations to the Board with respect to the compensation of the Chief Executive Officer and of directors; establishes or approves the compensation for other executive officers; and administers and oversees our share-based compensation plans. Each of the members of the Compensation Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Compensation Committee met once and took action by unanimous written consent two times during fiscal 2007. For additional information regarding the Compensation Committee’s procedures and processes for setting executive compensation, please see “The Annual Compensation Process”, on page 11 of the “Compensation and Discussion and Analysis.”

Governance Committee.  The members of our Governance Committee are Mr. Kindick, Mr. Casper, Mr. Grua, Mr. Neaman, Mr. Shapiro and Ms. Zumwalt. Mr. Kindick serves as chair of the committee. The Governance Committee, among other things: reviews and assesses the development of the executive officers and considers and makes recommendations to the Board regarding promotion and succession issues; annually evaluates and reports to the Board on the performance and effectiveness of the committees specifically and the Board as a whole; annually presents to the Board a list of individuals recommended to be nominated for election to the Board; reviews, evaluates and recommends changes to the Company’s corporate governance principles; and recommends to the Board individuals to be elected to fill vacancies and newly created directorships. Each of the members of the Governance Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Governance Committee took action by unanimous written consent two times during fiscal 2007.

Consideration of Director Nominees

The Governance Committee will consider director candidates recommended by stockholders. Stockholders should submit the name of any person recommended as a director candidate along with information demonstrating their own stock ownership to The Advisory Board Company, Attn: Secretary, 2445 M Street, NW, Washington, D.C., 20037. Shareholder recommended director candidates will be evaluated by the Governance Committee in the same manner as the Committee’s nominees.

The Governance Committee identifies prospective director candidates in various ways, including through current Board members, management, stockholders and other persons. These candidates are evaluated at meetings of the Governance Committee, and may be considered at any point during the year. In January 2007, the Governance Committee nominated Mr. Grua to serve as a director.

The Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. The Board seeks to include directors with diverse experience in areas relevant to the Company’s business. The Company also seeks directors with the highest standards of ethics and integrity, sound business judgment and the willingness to make a strong commitment to the Company and its success. The Board will evaluate each individual in the context of the Board as a whole, with the objective of recommending a group that can best contribute to the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Related Transactions

The Board is responsible for overseeing transactions with related persons that may require disclosure under applicable SEC rules, but the Company has not adopted formal written policies and procedures for reviewing and approving these types of transactions. Since the beginning of the last fiscal year, there have not been any related persons transactions.

Director Independence

The Board has determined that each of the following non-employee directors has no material relationship with the Company and is independent within the meaning of NASDAQ director independence standards: Marc N. Casper, Peter J. Grua, Kelt Kindick, Mark R. Neaman, Leon D. Shapiro and LeAnne M. Zumwalt. In assessing independence, the Board considered that Mr. Neaman is President and Chief Executive Officer of Evanston Northwestern Healthcare Corporation, a $1 billion provider of healthcare services which includes three hospitals, a 500-physician multi-specialty group practice, a $100 million foundation, a research institute and is an academic affiliate of Northwestern University, where he holds a faculty position as a Senior Fellow. Evanston Northwestern Hospital is a member of various of our membership programs, and the fees received from Evanston Northwestern Healthcare Corporation represented less than 1% of the Company’s total revenue during fiscal 2007.

Code of Conduct

The Company has adopted The Advisory Board Company Code of Ethics which may be accessed via at the Company’s website at www.advisoryboardcompany.com. To the extent permitted by SEC rules and the NASDAQ listing standards, we intend to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics on the Company’s website.

Communications with the Board

Stockholders may communicate with the members of the Board individually, with all independent directors, or with the Board as a group by writing to The Advisory Board Company, Attn: Secretary, 2445 M Street, NW, Washington, D.C., 20037. Please mark the outside of the envelope “BOARD COMMUNICATION,” and indicate which director(s) or group of directors the communication is intended for.

You should identify your communication as being from a stockholder of The Advisory Board Company. The Secretary may request reasonable evidence that your communication is made by one of our stockholders before transmitting your communication to the requested member or members of the Board. The Secretary will review all communications from our stockholders, and communications relevant to our business and operations, as determined by the Secretary, will be forwarded to the requested member or members of the Board.

Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. A communication or complaint to the Audit Committee regarding such matters may be submitted by writing to The Advisory Board Company, Attn: Secretary, 2445 M Street, NW, Washington, D.C., 20037. Please mark the outside of the envelope “AUDIT COMMITTEE COMMUNICATION.”

Audit Committee Pre-Approval Policy

Under The Advisory Board Company Audit and Non-Audit Service Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent registered public accounting firm for the Company require pre-approval by the Audit Committee. In some cases, pre-approval relates to audit or non-audit services that fall within certain established categories and budgets, and in other cases a particular defined task or scope of work may be pre-approved subject to a specific budget. Pre-approvals may be granted by either the full Audit Committee or, subject to a $50,000 limitation per engagement, by any member of the Audit Committee pursuant to delegated authority. Any pre-approvals by an Audit Committee member pursuant to this delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee cannot delegate pre-approval authority to management.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting and reporting practices of the Company, the qualifications and independence of the Company’s independent registered public accounting firm and such other duties as directed by the Board. Management has the primary responsibility for preparing the financial statements and implementing the Company’s financial reporting process. Management also has the primary responsibility for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm also is responsible for expressing an opinion on management’s assessment of the effectiveness of internal control over financial reporting and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm or to verify the independence of the independent registered public accounting firm under applicable rules.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements for the fiscal year ended March 31, 2007 (the “Audited Financial Statements”) and management’s maintenance of and assessment of the effectiveness of internal control over financial reporting as of March 31, 2007. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB in Rule 3600Tand discussed with them their independence from the Company and its management. In addition, the Audit Committee has considered whether the non-audit services provided by Ernst & Young LLP are compatible with maintaining the independent registered public accounting firm’s independence.

Following the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE MEMBERS
LeAnne M. Zumwalt, Chair
Kelt Kindick
Mark R. Neaman

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Board of Directors currently has seven members. At the Meeting, we will nominate seven of the current directors for re-election to the Board of Directors. The Board may decide to expand the size of the Board and nominate a new Director or new Directors in the future. The Board has determined that, if elected to serve another term on the Board, Mr. Williams will continue to serve as our Chairman of the Board, and Mr. Kindick will continue to serve as Lead Director. Each of the nominees to the Board has consented to serve if elected, and we are not aware of any nominee who is unable or unwilling to serve. However, if any nominee is unable or unwilling to serve, the proxy holder named on your Proxy Card may decide to vote the shares represented by your Proxy Card for any substitute nominee or the Board of Directors may determine not to nominate a substitute and may reduce the size of the Board.

Vote Required for Approval

Directors will be elected by the affirmative vote of a plurality of the shares present at the Meeting, which means that the seven nominees who receive the most votes will be elected. If properly executed and timely submitted, your proxy will be voted “for” each of these seven nominees unless your proxy is marked to withhold authority to vote for any or all of them.

Directors/Nominees

The following table shows the Company’s nominees for election to the Board of Directors. Each of the nominees currently serves as a director. Each nominee, if elected, will serve until the next annual meeting of stockholders and the election and qualification of a successor, or until his or her earlier death, resignation or removal.

			Director
Name of Director Nominee	Age	Principal Occupation	Since

Frank J. Williams	41	Chairman and Chief Executive Officer, The Advisory Board Company	2001
Marc N. Casper*	39	Senior Vice President, Thermo Fisher Scientific	2003
Peter J. Grua*	53	Managing Partner of HLM Venture Partners	2007
Kelt Kindick*	52	Senior Partner, Bain & Co.	2001
Mark R. Neaman*	56	President and Chief Executive Officer, Evanston Northwestern Healthcare	2004
Leon D. Shapiro*	49	Senior Vice President, Warner Music Group	2004
LeAnne M. Zumwalt*	49	Vice President, DaVita, Inc.	2001

*	Indicates the Director nominee is independent, as defined in the NASDAQ listing standards, as determined by the Board of Directors.

The Board of Directors recommends a vote FOR the election of each of the director nominees named above.

Frank J. Williams joined us in September 2000 as an Executive Vice President and has been our Chief Executive Officer and a director since June 2001. In November 2004, he began serving as Chairman of our Board of Directors. From June 2000 through January 2001, Mr. Williams was also the President of an affiliated company, eHospital NewCo Inc., focused on developing and delivering health care content to patients and providers via the Internet. From 1999 through May 2000, Mr. Williams served as the President of MedAmerica OnCall, a provider of outsourced services to physician organizations, hospitals, and managed care entities. Mr. Williams also served as a Vice President of Vivra Incorporated and as the General Manager of Vivra Orthopedics, an operational division of Vivra Specialty Partners, a private health care services and technology firm. Earlier in his career, Mr. Williams was employed by Bain & Company. Mr. Williams serves on the board of directors of Market Force Information, Inc., a privately held market research firm. Mr. Williams received a B.A. from University of California, Berkeley and an M.B.A. from Harvard Business School.

Marc N. Casper has served on our Board of Directors since February 2003. Since November 2006, Mr. Casper has served as Executive Vice President of Thermo Fisher Scientific and held the position of Senior Vice President at the predecessor company Thermo Electron Corporation since December 2001. Thermo Fisher Scientific provides instrumentation, bioscience reagents and consumables to the pharmaceutical, biotechnology and industrial laboratory markets. Previously, Mr. Casper served as President, Chief Executive Officer and Director of Kendro Laboratory Products, which produces sample preparation and processing equipment. Earlier in his career, Mr. Casper held roles at Bain & Company as a strategy consultant, at Bain Capital, a leading leveraged-buyout firm, and at Dade Behring, a provider of products and systems to the global clinical diagnostics market. Mr. Casper received a B.A. from Wesleyan University, and an M.B.A. from Harvard Business School.

Peter J. Grua was appointed a director in January 2007. Mr. Grua is a Managing Partner of HLM Venture Partners. His venture investment activity has been focused on health services, medical technologies and health care information technologies. Prior to joining HLM in 1992, Mr. Grua was a Managing Director at Alex. Brown & Sons, where he directed research in health care services and managed care. Previously he was a research analyst at William Blair Company and a strategy consultant at Booz, Allen & Hamilton. Mr. Grua is currently a director of Health Care REIT (NYSE) and several other privately-held companies. Mr. Grua received an AB degree from Bowdoin College and an M.B.A. from Columbia University.

Kelt Kindick has been a director since November 2001, and was named Lead Director in November 2004. He serves as a senior partner at Bain & Company, a privately held management consulting firm. Mr. Kindick joined Bain & Company in 1980, was elected partner in 1986, served as Managing Director of the firm’s Boston office from 1991 to 1996 and as Chairman of the firm’s executive committee from 1998 to 1999. Mr. Kindick also served as the Chief Financial Officer of the Commonwealth of Massachusetts from 2003 to 2004. Mr. Kindick received a B.A. from Franklin & Marshall College and an M.B.A. from Harvard Business School.

Mark R. Neaman has served as a member of our Board of Directors since 2004. Since 1992, Mr. Neaman has served as President and Chief Executive Officer of Evanston Northwestern Healthcare Corporation, a $1 billion integrated provider of healthcare services that includes three hospitals, a 500-physician multi-specialty group practice, a $100 million foundation, a research institute and is an academic affiliate of Northwestern University, where he holds a faculty position as a Senior Fellow. From 1984 to 1991, Mr. Neaman served as Evanston Northwestern’s Executive Vice President and Chief Operating Officer. Mr. Neaman serves on the board of directors of several private healthcare entities and charitable and educational organizations. Mr. Neaman received a B.S. in Business Administration and an M.S. in Business and Healthcare Administration from The Ohio State University.

Leon D. Shapiro has served as a member of our Board of Directors since 2004. Mr. Shapiro has been senior vice president, Strategic Initiatives & Operations at Warner Music Group the only stand-alone music company to be publicly traded in the United States since 2007. From 2004 to 2006, Mr. Shapiro served as Group President of The NPD Group, Inc., a global provider of consumer and retail information where he lead all their entertainment & technology related businesses. From 1989 to 2004, Mr. Shapiro was with Gartner, Inc., the leading provider of research and analysis on the global information technology industry, where he served as President, Gartner Executive Programs and was a member of the Gartner Leadership Team. Previously Mr. Shapiro was senior vice president and general manager of Gartner Community, which included Gartner’s Worldwide Events, Best Practices and Executive Programs business divisions, where he built the world’s largest CIO membership program. He earned his bachelor’s degree in economics and political science from the Hebrew University of Jerusalem in Israel.

LeAnne M. Zumwalt has been a director since November 2001. Ms. Zumwalt has served as a Vice President of DaVita, Inc., a publicly held provider of dialysis services, since January 2000. From 1997 through 1999, Ms. Zumwalt was the Chief Financial Officer of Vivra Specialty Partners, a privately held health care services and technology firm. From 1991 to 1997, Ms. Zumwalt held several executive positions, including Chief Financial Officer and Treasurer, with Vivra Incorporated, a publicly held provider of dialysis services. Ms. Zumwalt also served on the board of directors of Vivra Incorporated from 1994 to 1997. Prior to joining Vivra Incorporated, Ms. Zumwalt was with Ernst & Young LLP for ten years. Ms. Zumwalt received a B.S. from Pacific Union College.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2008

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to perform the audit of the Company’s financial statements and an audit of management’s assessment of the effectiveness of and the effectiveness of the Company’s internal control over financial reporting for the fiscal year ending March 31, 2008. We are asking stockholders to ratify this selection because we value our stockholders’ views on our selection of the Company’s independent registered public accounting firm and as a matter of good corporate practice. If the stockholders fail to ratify the selection of Ernst & Young LLP, that fact will be taken under advisement by the Audit Committee in determining whether to retain Ernst & Young LLP and whether to select them in future years. Representatives from Ernst & Young LLP are expected to be present at the Meeting. They will have the opportunity to make a statement at the Meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders.

Vote Required for Approval

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008 requires the affirmative vote of a majority of the shares present and entitled to vote at the Meeting.

The Board of Directors recommends a vote FOR ratification of the appointment of
Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending March 31, 2008.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES AND SERVICES

Fees paid to our independent auditors, Ernst & Young, LLP, for each of the past two fiscal years are set forth below.

	Fiscal Year Ended March
	2007	2006

Audit fees	$368,600	$374,700
Audit-related fees	18,800	17,000
Tax fees	45,900	50,250
All other fees	—	—

Total	$433,300	$441,950

Audit Fees

Audit fees were for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended March 31, 2007 and 2006, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the quarterly periods in the fiscal years ended March 31, 2007 and 2006 and services in connection with the Company’s statutory and regulatory filings for the fiscal years ended March 31, 2007 and 2006.

Audit-Related Fees

Audit related fees were for assurance and related services rendered that are reasonably related to the audit and reviews of the Company’s financial statements for the fiscal years ended March 31, 2007 and 2006, exclusive of the fees disclosed as Audit Fees above. These fees were primarily for the benefit plan audit.

Tax Fees

Tax fees were for services related to tax compliance, consulting and planning services rendered during the fiscal years ended March 31, 2007 and 2006.

All Other Fees

We did not incur fees for any other services, exclusive of the fees disclosed above relating to audit, audit-related and tax services, rendered during the fiscal years ended March 31, 2007 and 2006.

Audit and Non-Audit Service Pre-Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Service Pre-Approval Policy to pre-approve services to be performed by the independent auditor.

Audit Services.  Audit services include the annual financial statement audit (including quarterly reviews) and other procedures required to be performed by the independent auditor to be able to form an opinion on our financial statements and the attestation engagement for the independent auditor’s report on management’s report of internal control over financial reporting. The Audit Committee may pre-approve specified annual audit services engagement terms and fees and other specified audit fees. All other audit services must be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other items.

Audit-Related Services.  Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, and historically have been provided to us by the independent auditor and are consistent with the SEC’s rules on auditor independence. The Audit Committee may pre-approve specified audit-related services within pre-approved fee levels. All other audit-related services must be pre-approved by the Audit Committee on an engagement-by-engagement basis.

Tax Services.  The Audit Committee may pre-approve specified tax services that the Audit Committee believes would not impair the independence of the auditor and that are consistent with SEC rules and guidance. All other tax services must be approved by the Audit Committee on an engagement-by-engagement basis.

All Other Services.  Other services are services provided by the independent auditor that do not fall within the established audit, audit-related and tax services categories. The Audit Committee may pre-approve specified other services that do not fall within any of the specified prohibited categories of services.

Delegation and Fee Levels.  The Audit Committee has authorized the chair of the Audit Committee or any of its other members to pre-approve audit, permissible non-audit services and tax services that have not been previously pre-approved, if the services are consistent with the SEC’s rules on auditor independence and are not specified prohibited services, up to $50,000 per engagement. Engagements that exceed $50,000 must be approved by the full Audit Committee. The Audit Committee chair or other member(s), as applicable, are required to report any pre-approval decisions under these procedures to the full Audit Committee at its first scheduled meeting following any such pre-approval.

Pre-Approved Fee Levels.  The Audit Committee reviews the established pre-approved fee levels annually and makes adjustments to those levels as it deems necessary or appropriate. Any proposed service that would exceed the applicable pre-approved fee level, after taking into account fees incurred for services in the same category, requires pre-approval by the Audit Committee.

Procedures.  All requests for services to be provided by the independent auditor, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to the Chief Financial Officer. The Chief Financial Officer authorizes services that have been pre-approved by the Audit Committee. If there is any question as to whether a proposed service fits within a pre-approved service, the Audit Committee chair is consulted for a determination. The Chief Financial Officer submits requests or applications to provide services that have not been pre-approved by the Audit Committee, which must include an affirmation by the Chief Financial Officer and the independent auditor that the request or application is consistent with the SEC’s rules on auditor independence, to the Audit Committee (or its chair or any of its other members pursuant to delegated authority) for approval.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table sets forth the names, ages and positions within The Advisory Board Company of the persons who serve as executive officers or key employees.

Name of Officer	Age	Position

Frank J. Williams	41	Chairman and Chief Executive Officer
Scott M. Fassbach	48	Chief Research Officer
David L. Felsenthal	37	Chief Operating Officer
Michael T. Kirshbaum	31	Chief Financial Officer, Secretary and Treasurer
Richard A. Schwartz	41	Executive Vice President

Frank J. Williams’ business experience is described above in the section for nominees for the Board of Directors.

Scott M. Fassbach first joined us in 1987.  He has been our Chief Research Officer since March 2000. From 1987 through 1990, and from 1991 through March 2000, Mr. Fassbach served in various management capacities with us. From 1990 to 1991, Mr. Fassbach worked in Ernst & Young’s health care consulting practice. Mr. Fassbach received a B.A. from Johns Hopkins University and an M.A. from Harvard University.

David L. Felsenthal first joined us in 1992 and was named Chief Operating Officer in January 2007. Prior to that, Mr. Felsenthal had been an Executive Vice President since February 2006, and was Chief Financial Officer, Secretary, and Treasurer from April 2001 through February 2006. From September 1999 to March 2001, Mr. Felsenthal was Vice President of an affiliated company, eHospital NewCo Inc., focused on developing and delivering health care content to patients and providers via the Internet. From 1997 to 1999, Mr. Felsenthal worked as Director of Business Development and Special Assistant to the CEO/ CFO of Vivra Specialty Partners, a private health care services and technology firm. From 1992 through 1995, Mr. Felsenthal held various positions with us in research and new product development. Mr. Felsenthal received an A.B. degree from Princeton University and an M.B.A. from Stanford University.

Michael T. Kirshbaum became our Chief Financial Officer in February 2006, and was appointed Secretary and Treasurer in March 2007. Mr. Kirshbaum joined the Company in 1998 and has held a variety of positions across the finance group, most recently serving as Senior Director of Finance, where he was responsible for most of the Company’s finance operations including the Company’s overall financial strategy and budgeting process, as well as a number of other accounting functions. Mr. Kirshbaum has a B.S. degree in Economics from Duke University.

Richard A. Schwartz joined us in 1992 and was named Executive Vice President in February 2006, responsible for strategic planning and general management of certain of our membership programs. He had been our General Manager, Research since June 2001. Previously, Mr. Schwartz held various management positions in our research programs, including Executive Director, Research from June 1996 to March 2000. Mr. Schwartz received a B.A. from Stanford University and an M.B.A. from Duke University.

Compensation Discussion and Analysis

The section presents information concerning compensation and benefits awarded to our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and the three other most highly compensated persons who served as executive officers during fiscal 2007. Together these individuals comprise the “named executive officers” (“NEOs”), whose compensation is reported in the tables and narratives that follow this discussion. This discussion includes all elements of the Company’s compensation to these officers, including, among other things, our compensation philosophy, the overall objectives of our compensation program, each element of compensation, and how the Company determines the amount to pay for each compensation element.

Compensation Philosophy

Our compensation and benefit plans are designed to create value for our shareholders in three primary ways: by attracting and retaining highly qualified executives with competitive total compensation packages; by motivating executives to achieve short and longer-term business goals set by the Company; and by aligning annual and longer-term compensation payments with individual and Company performance.

As a growth company, we are committed to building compelling long-term wealth creation opportunities for all levels of the executive ranks. We believe that a mixture of cash compensation and equity compensation is an effective mechanism for driving executive performance in support of stockholder value, as cash compensation rewards annual performance, and equity compensation is generally used to reward and drive future performance over a longer period of time.

Our compensation and benefit programs are designed to be cost effective while still seeing that the interests of our employees are maintained. We do not offer expensive post-employment programs and provide few perquisites and other personal benefits.

The Annual Compensation Process

The Compensation Committee of our Board, composed of independent directors, is responsible for guiding and overseeing the formulation and application of the compensation and benefit programs for our NEOs. The Compensation Committee has worked with the Company’s CEO, COO and Executive Director of Human Resources (“EDHR”) to design compensation programs that encourage high performance, promote accountability, and provide that executive interests are aligned with the interests of our stockholders. We review NEO compensation for consistency with our compensation philosophy, Company and individual performance, changes in the market, changes in executives’ individual responsibilities, and total cost to shareholders.

The Compensation Committee meets twice annually with the full board to review compensation for our NEOs. The Compensation Committee reviews qualitative and quantitative performance evaluations for each NEO presented by management, establishes the appropriate aggregate and individual compensation levels for the current year, and recommends the final plan for approval by the full Board of Directors.

Elements of Total Compensation

The compensation package for our NEOs consists primarily of four components: salary, a potential annual cash incentive bonus, equity participation in the form of stock options and restricted stock units (“RSUs”), and other benefits. Each component is designed to achieve a specific purpose and to contribute to a total compensation package that rewards individual performance, reflects overall Company performance, and encourages long-term retention.

Salary

Salaries are designed to attract highly qualified executives and to recognize the scope of their responsibilities and impact on the business over time. Salaries for each NEO position are set based upon the nature and breadth of the position, relevant career experience, Company and individual performance, defined salary ranges assigned to the position, internal equity considerations, and past and future contributions to our success. Based upon these factors, the CEO recommends NEO salary levels (other than for himself) to the Compensation Committee, which then makes recommendations to the full Board of Directors for approval, and the Compensation Committee makes CEO salary recommendations to the independent members of the Board for approval.

Non-Equity Incentive Compensation

Messrs. Williams, Felsenthal and Kirshbaum are eligible to receive annual incentive compensation. Annual performance incentives serve to motivate executives as well as to increase stockholder returns by focusing executive performance on the attainment of goals identified as having a positive impact on our short and long-term business needs. Messrs. Fassbach and Schwartz do not have bonus pools under the compensation plans developed specifically for them by the company’s original owner and prior to the 2001 initial public offering. As with Messrs. Williams, Felsenthal and Kirshbaum, we use equity compensation plans to align Messrs. Fassbach and Schwartz with shareholder interests and to incent their long-term retention.

Annual bonus pools for each position are established based upon the nature of the position, scope of responsibility, relevant career experience, and Company and individual performance. At the start of each fiscal year, the Compensation Committee establishes a total incentive pool for each NEO, as well as target payout levels tied to qualitative and quantitative performance metrics. At the conclusion of each fiscal year, the CEO reviews the performance evaluation of each of the other NEOs and makes incentive payout recommendations to the Compensation Committee, which then makes recommendations to the full Board of Directors for approval. For the CEO’s incentive payout, the Compensation Committee reviews the CEO’s performance evaluation and makes recommendations to the independent members of the Board for approval.

For fiscal 2007, Mr. Williams’ performance evaluation criteria included: revenue, contract value, earnings per share, and operating margin results; long-term strategic planning; new program development and growth plan execution; talent management; and shareholder relations. Mr. Williams received an incentive payment of $350,000 out of his total pool of $500,000.

Mr. Felsenthal’s fiscal 2007 performance evaluation criteria included: revenue, contract value, earnings per share, and operating margin results; new sales and renewal performance; long-term strategic planning; product quality scores; individual program performance; new program development and product innovation; operational performance; and talent management. Mr. Felsenthal received an incentive payment of $140,000 out of his total pool of $150,000.

Mr. Kirshbaum’s fiscal 2007 performance evaluation criteria included revenue, contract value, earnings per share, cash flow, and operating margin results; resource allocation and investment decisions; financial reporting; and shareholder relations. Mr. Kirshbaum received an incentive payment of $45,000 out of his total pool of $50,000.

Share-based Incentive Compensation

The use of share-based awards is an important component of our overall compensation program. We believe equity compensation aligns employees’ actions with shareholder interests by focusing on the long-term growth of the Company, and serves to attract, retain, and motivate highly qualified executives. In fiscal 2007, our share-based incentive compensation plan included the use of stock options and RSUs.

We believe that the combination of stock options and RSUs is a powerful compensation tool. Stock options provide the holder with a strong performance-based reward since the value of a stock option depends upon an increase in our stock price from the price on the date of grant. Similarly, the fair value of an RSU fluctuates with the stock price, maintaining alignment with shareholders, while at the same time creating more stability for retention purposes, as an RSU provides value with both increases and decreases in the stock price.

Stock options and RSU awards are granted each year based upon the competitive long-term incentive value for each executive’s position. Individual contribution to longer-term Company objectives, as well as performance, trajectory, and the potential to have a greater impact on Company performance over time, is considered when determining eligibility to participate in annual grants. The size of an annual share-based compensation award and relative mix between stock options and RSUs is determined by position and underlying responsibilities, recognizing the different levels of contribution to the achievement of performance goals and is discretionary and based on the subjective evaluation of the above factors. The CEO, COO and EDHR recommend award grants for the NEOs (other than themselves) to the Compensation Committee, which then makes recommendations to the full Board of Directors, which has final approval authority for these recommendations. For the COO and EDHR, the CEO recommends award grants to the Compensation Committee, which then makes recommendations to the full Board of Directors. For the CEO’s equity award, the Compensation Committee makes recommendations to the independent members of the Board for approval.

Generally, our share-based compensation awards vest 25% per year beginning one year from the date of grant. With vesting over four years, the value of a share-based compensation award may only be realized by the executive so long as the executive’s employment with the Company continues, creating a strong retention incentive. All equity grants awarded in fiscal 2007 to Messrs. Fassbach, Kirshbaum and Schwartz vest over four years. Equity grants awarded to Mr. Felsenthal in fiscal 2007 cliff vest after three years to encourage retention in conjunction with his recent promotion to COO.

Grants of Equity-Based Awards

Equity-based awards are granted in March each year, following the regularly-scheduled Compensation Committee meeting in late February. This meeting date follows the issuance of the release reporting our earnings and results during the previous calendar year. The Compensation Committee believes that it is appropriate that annual awards be made at a time when material information regarding our performance during the preceding calendar year has been disclosed. We do not otherwise have any program, plan, or practice to time annual grants to our executives in coordination with the release of material non-public information.

All awards under our equity compensation plans are granted with an exercise price equal to the fair market value of our common stock on the date of the grant. Fair market value is determined to be the closing market price of a share of our common stock on the date of grant. We do not have any program, plan, or practice of awarding stock options and setting the exercise price based on the stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of grants by using average prices or lowest prices of our common stock in a method preceding, surrounding, or following the grant date.

Allocation between cash and non-cash compensation and between annual and long-term compensation

We do not target a specific allocation between cash and non-cash compensation, or between annual and long-term compensation by position. We evaluate each component of compensation together with total overall compensation and consider internal factors that may cause us to target a particular element of an executive’s compensation for specific treatment. These internal factors include the executive’s operating responsibilities, management level, and unique contribution for the time period in question. While there is no specific targeted mix between annual and long-term compensation by individual executive position, we vary annual and long-term compensation mix by level. In general, as seniority levels increase, more weight is placed on equity compensation and retention.

In fiscal 2007, the allocation breakdown for the five NEOs is as follows (based on the valuation methodology used and described in the Summary Compensation Table):

•	The CEO received 32% of total compensation in the form of cash compensation and the remaining 68% in non-cash compensation.

•	The other NEOs received between 53% and 62% of total compensation in the form of cash compensation and the remaining 47% to 38% in non-cash compensation.

The mix of compensation ultimately realized by the NEO’s is determined by a combination of individual and Company-wide performance over time.

Factors that trigger changes in compensation

There are several factors that we evaluate to determine changes in compensation. These include promotions, performance-based increases to salary, changes in general market trends concerning compensation, and internal considerations such as changes in the executive’s responsibilities.

Impact of accounting and tax issues on executive compensation

In establishing individual executives’ compensation levels, we do not explicitly consider accounting and tax issues. However, we do analyze the overall expense arising from aggregate executive compensation levels and awards and the components of our compensation programs.

Additionally, we have considered the impact of Section 162(m) of the Internal Revenue Code (the “Code”). The 2005 and 2006 Stock Incentive Plans have been approved by stockholders; as a result, we believe that stock options are qualified for a performance-based deduction and are not subject to Section 162(m) of the Code. However, to maintain flexibility in compensating our key executives, it is not a stated policy that all compensation must be deductible.

Other Benefits

The NEOs participate in the same Company-wide benefit plans designed for all of our full-time employees. Additionally, we provide a limited number of Company-sponsored insurance, retirement and other benefit plans to executives. We believe that it is more cost-effective to pay our executives a highly competitive salary, bonus and long-term incentive than maintain expensive retirement programs. We do not maintain a defined benefit plan. The total costs to us associated with providing these benefits to the NEOs was less than $10,000 for each NEO in fiscal 2007.

Insurance Plans

The core insurance package includes health, dental, disability and basic group life insurance coverage generally available to all employees. The NEOs are eligible to participate in our company-wide personal medical, dental, life, disability insurance plans and other broad-based benefit plans. Under certain broad-based benefit plans, participants, including the NEOs, may purchase higher levels of coverage.

Retirement Plans

We provide retirement benefits to executives through a 401(k) plan, which gives employees the opportunity to save for retirement on a tax-favored basis. Executives may elect to participate in the 401(k) plan on the same basis as all other employees. In fiscal 2007, we provided a discretionary matching contribution to our employees equal to 50% of an employee’s contribution up to a maximum of 4% of salary.

Executive Perquisites and Other Compensation

Perquisites and other personal benefits do not comprise a significant aspect of our executive compensation program. Historically, we have kept the number and value of executive perquisites to a minimum. The perquisites that are provided to our NEOs are limited to items that enable them to balance their personal, business, and travel schedules and to promote their continued good health. The incremental costs to us associated with providing each of these perquisites to the NEOs was less than $10,000 for each NEO in fiscal 2007.

Employment Agreements

We have entered into an employment agreement with our CEO, which is described in more detail under the headings “Potential Payments upon Termination of Employment or a Change of Control” and in the narrative following the Summary Compensation Table. This employment agreement sets forth the material terms of the employment relationship and also provides for payments and other benefits if Mr. Williams’ employment terminates for a qualifying event or circumstance, such as being terminated without cause. In return for the post-termination arrangement, our CEO covenants not to compete or solicit our employees for two years. The Company believes that the employment agreement is an important part of overall compensation for our CEO. We believe that this agreement will help to secure the continued employment and dedication of our CEO prior to or following a change of control. We believe that this agreement is fair to the CEO and to our stockholders because it provides relatively modest financial protection to our CEO in exchange for the restrictive covenants which protect the Company.

The Company has also agreed with our COO to provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without cause, which is described in more detail under the headings “Potential Payments upon Termination of Employment or a Change of Control”

All of our NEOs are parties to agreements with us concerning exclusive services, confidential information, business opportunities, noncompetition, non-solicitation and work product. These agreements prohibit those individuals from competing with us or soliciting our employees during their tenure as employees or members of our Board of Directors, as the case may be, and, if the individual is terminated for cause or resigns, for a period of three years thereafter. These agreements also provide that the NEOs will not disclose any of our confidential or proprietary information. If a NEO’s employment is terminated by the Company without cause, the Company may require the officer not to compete for up to two one-year periods, provided that the Company pays 125% of the NEO’s then annual base salary for each such one-year period.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board that the CD&A be included in the annual report on Form 10-K and definitive proxy statement.

COMPENSATION COMMITTEE MEMBERS
Leon D. Shapiro
Marc N. Casper
Peter J. Grua
Kelt Kindick

Compensation Committee Interlocks and Insider Participation

Messrs. Shapiro, Casper, Grua, and Kindick served on the Compensation Committee during our last fiscal year. All members of the Compensation Committee are independent directors, and none of them have been an officer or employee of the Company at any time, nor did they have a relationship requiring disclosure by the Company under Item 404 of Regulation S-K. None of our executive officers served during the last fiscal year on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents certain information concerning compensation earned for services rendered for fiscal 2007 by our Chief Executive Officer, Chief Financial Officer and the three other most highly paid executive officers during fiscal 2007 (the “Named Officers”).

			Stock	Option	Non-Equity	All Other
			Awards	Awards	Incentive Plan	Compensation
Name and Principal Position	Year	Salary	(1)	(2)	Compensation	(3)	Total

Frank J. Williams	2007	$550,000	—	$1,973,465	$350,000	6,654	$2,880,119
Chairman and Chief Executive Officer
Michael T. Kirshbaum	2007	$175,000	$25,639	$141,310	$45,000	4,348	$391,297
Chief Financial Officer
Scott M. Fassbach	2007	$535,600	$33,791	$287,116	—	$7,069	$863,576
Chief Research Officer
David L. Felsenthal	2007	$365,000	$75,645	$371,852	$140,000	6,436	$958,933
Chief Operating Officer
Richard A. Schwartz	2007	$482,040	$43,735	$302,142	—	$6,887	$834,804
Executive Vice President

(1)	Amounts reflect the compensation cost for RSUs recognized in fiscal 2007 for financial statement purposes in accordance with FAS 123(R) for awards granted in and prior to fiscal 2007. Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements for the year ended March 31, 2007.

(2)	Amounts reflect the compensation cost for stock options recognized in fiscal 2007 for financial statement purposes in accordance with FAS 123(R) for awards granted in and prior to fiscal 2007. Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements for the year ended March 31, 2007.

(3)	Includes for each NEO matching contributions made under our 401(k) plan and Company-paid premiums under a long-term disability plan.

Employment Agreement with Frank J. Williams.  Certain of the elements of compensation set forth in the Summary Compensation Table above and in the Grants of Plan-Based Awards table below reflect the terms of the employment agreement between the Company and Mr. Williams.

In addition to his role as Chairman of the Board of Directors, Mr. Williams is employed as our Chief Executive Officer pursuant to the terms of an employment agreement which continues in effect until his termination or separation from the Company. Under the terms of the employment agreement, Mr. Williams received an annual salary of $550,000 in fiscal 2007. Mr. Williams’ annual salary is subject to periodic increase at the discretion of the independent members of the Board of Directors, and upon recommendation by the Compensation Committee. Mr. Williams’ employment agreement also provides for an annual discretionary bonus. In fiscal 2007, Mr. Williams was awarded a bonus of $350,000 based on an evaluation of his performance using the criteria discussed in the CD&A under the heading “Non-Equity Incentive Compensation.” The independent members of the Board of Directors, upon recommendation of the Compensation Committee, determine the level of equity to be granted to the CEO consistent with the factors discussed in the CD&A under the heading “Share-based Incentive Compensation.” Mr. Williams was not granted any equity awards during fiscal 2007 as his grant during fiscal 2006 was intended to cover multiple years. The employment agreement also requires Mr. Williams to devote his efforts and abilities to us on a full-time basis Mr. Williams’ employment agreement also provides terms for payments and other benefits if his employment terminates for a qualifying event or circumstance, described in more detail under the heading “Potential Payments upon Termination of Employment or a Change of Control”.

Mr. Williams is also party to a noncompetition agreement with us. Under the terms of this agreement, Mr. Williams may not compete with us or solicit our employees for a period of two years after the termination of his employment. This agreement also provides that Mr. Williams may not disclose any of our confidential or proprietary information, must disclose business opportunities to us and must return all of our property upon the termination of his employment.

Grants of Plan-Based Awards in Fiscal 2007

The following table sets forth information regarding grants of stock options and RSUs to the NEOs in fiscal 2007.

		Estimated Potential		All Option		Grant
		Payouts Under	All Stock	Awards:		Date
		Non-Equity	Awards:	Number of	Exercise	Fair Value
		Incentive Plan	Number of	Securities	on Base	of Stock
		Awards	Stock	Underlying	Price	Option
	Grant	Target	or Units	Options	of Option	Awards
Name	Date	(1)	(2)	(3)	Awards	(4)

Frank J. Williams		$500,000
Cash Bonus
Michael T. Kirshbaum		$50,000
Cash Bonus
Option Grant	3/6/2007		—	14,700	$51.56	$238,140
RSU Grant	3/6/2007		2,100	—	—	$108,276
Scott M. Fassbach	3/6/2007		—	16,100	$51.56	$227,976
Option Grant
RSU Grant	3/6/2007		2,300	—	—	$118,588
David L. Felsenthal		$150,000
Cash Bonus
Option Grant	3/6/2007		—	30,000	$51.56	$519,000
RSU Grant	3/6/2007		15,000	—	—	$773,400
Richard A. Schwartz	3/6/2007		—	17,500	$51.56	$228,331
Option Grant
RSU Grant	3/6/2007		2,500	—	—	$128,900

(1)	Amounts set forth in these columns represent the total annual cash incentive compensation amounts that potentially could have been earned in fiscal 2007 based upon the achievement of performance goals as previously described in the CD&A under the heading “Non-Equity Incentive Compensation.” The amounts of annual cash incentive compensation earned in fiscal 2007 by our NEOs have been determined and were paid in June and July of 2007, and are included in the “Non-Equity Incentive Plan Compensation” column of the fiscal 2007 Summary Compensation Table.

(2)	In the case of Messrs. Kirshbaum, Fassbach and Schwartz, stock awards consist of RSUs that vest in one-quarter increments on the first, second, third and fourth anniversary of the grant date. In the case of Mr. Felsenthal, stock awards consist of RSUs that vest 100% on the third anniversary of the grant date.

(3)	Option awards for Messrs. Fassbach, Kirshbaum and Schwartz consist of stock options that become exercisable in one-quarter increments on the first, second, third and fourth anniversary of the grant date. The option award for Mr. Felsenthal consists of stock options that become exercisable on the third anniversary of the grant date. The exercise price was based on the closing price of ABCO common stock as reported on the NASDAQ on the date of the grant.

(4)	The dollar values of stock and option awards disclosed in this column are equal to the grant date fair value computed in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements for the year ended March 31, 2007.

Outstanding Equity Awards at March 31, 2007

The following table sets forth information regarding the number of shares of unexercised stock options and the number of shares and the value of unvested RSUs held by the NEOs at March 31, 2007.

						Stock Awards
						Number of	Market Value
		Option Awards				Shares or	of Shares or
		Number of Securities Underlying Unexercised		Option	Option	Units of Stock	Units of Stock
		Options:		Exercise	Expiration	That Have Not	That Have Not
Name		Exercisable	Unexercisable	Price	Date	Vested	Vested(1)

Frank J. Williams		56,690	—	$7.13	5/30/2008	—	—
		65,000	—	$19.00	11/12/2011	—	—
		50,000	—	$32.40	2/18/2013	—	—
	(2)	42,500	42,500	$34.81	3/6/2014	—	—
	(3)	—	90,000	$39.45	3/14/2012	—	—
	(4)	68,750	206,250	$53.72	3/9/2013	—	—
Michael T. Kirshbaum		4,726	—	$11.88	8/31/2008	—	—
		3,000	—	$19.00	11/12/2011	—	—
		6,000	—	$29.28	2/3/2013	—	—
	(2)	4,500	4,500	$34.81	3/6/2014	—	—
	(3)	—	11,000	$39.45	3/14/2012	—	—
	(5)	—	7,350	$51.56	3/6/2012	—	—
	(6)	—	7,350	$51.56	3/6/2014	—	—
	(4)	3,125	9,375	$53.72	3/9/2013	—	—
						1,800	$91,116
						2,100	$106,302
David L. Felsenthal		42,296	—	$7.13	5/30/2008	—	—
		17,000	—	$19.00	11/12/2011	—	—
		16,000	—	$32.40	2/18/2013	—	—
	(2)	13,500	13,500	$34.81	3/6/2014	—	—
	(3)	—	27,000	$39.45	3/14/2012	—	—
	(7)	—	30,000	$51.56	3/6/2014	—	—
	(4)	7,875	23,625	$53.72	3/9/2013	—	—
						4,500	$227,790
						15,000	$759,300
Scott M. Fassbach		6,019	—	$32.40	2/18/2013	—	—
	(2)	13,500	13,500	$34.81	3/6/2014	—	—
	(3)	—	23,000	$39.45	3/14/2012	—	—
	(8)	—	16,100	$51.56	3/6/2012	—	—
	(4)	4,025	12,075	$53.72	3/9/2013	—	—
						2,300	$116,426
						2,300	$116,426
Richard A. Schwartz		12,000	—	$32.40	2/18/2013	—	—
	(2)	12,500	12,500	$34.81	3/6/2014	—	—
	(3)	—	23,000	$39.45	3/14/2012	—	—
	(8)	—	13,125	$51.56	3/6/2012	—	—
	(9)	—	4,375	$51.56	3/6/2014	—	—
	(4)	5,250	15,750	$53.72	3/9/2013	—	—
						3,000	$151,860
						2,500	$126,550

(1)	Based on the closing market price of $50.62 on March 31, 2007.

(2)	Unexercisable stock options vest on February 15, 2008.

(3)	Unexercisable stock options vest in equal increments on February 15, 2008 and 2009.

(4)	Unexercisable stock options vest in equal increments on March 9, 2008, 2009 and 2010.

(5)	Unexercisable stock options vest in equal increments on March 6, 2008 and 2009.

(6)	Unexercisable stock options vest in equal increments on March 6, 2010 and 2011.

(7)	Unexercisable stock options vest on March 6, 2010.

(8)	Unexercisable stock options vest in equal increments on March 6, 2008, 2009 and 2010.

(9)	Unexercisable stock options vest on March 6, 2011.

Option Exercises and Stock Vested in fiscal 2007

The following table sets forth information regarding the number and value of stock options exercised and stock vested for each NEO in fiscal 2007.

			Stock Awards
	Option Awards			Value
	Number of Shares	Value Realized	Number of Shares	Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting

Frank J. Williams	192,500	$8,663,874	—	—
Michael T. Kirshbaum	—	—	—	—
David L. Felsenthal	47,656	$2,155,165	—	—
Scott M. Fassbach	72,981	$3,058,035	—	—
Richard A. Schwartz	5,263	$182,587	—	—

No RSUs vested in fiscal 2007.

Board of Directors Compensation

The Board, or the Compensation Committee to the extent authorized by the Board, sets directors’ compensation under The Advisory Board Company 2005 and 2006 Stock Incentive Plan and such other arrangements as are deemed to be appropriate. For fiscal 2007, non-employee directors received an annual grant of options to purchase 10,000 shares of common stock and a $15,000 annual retainer. To date, directors who are not employees have received initial grants of options to purchase shares of common stock upon becoming a director ranging from 25,000 to 40,416.

In July 2004, the Board established the position of Lead Director which is to be filled in the event the position of Chairman of the Board and the office of Chief Executive Officer are held by the same person. Mr. Kindick currently serves as our Lead Director. The Lead Director’s role is to preside at meetings of non-management members of the Board, and to perform other similar functions as deemed appropriate by the Board. In lieu of the director’s compensation described above, in fiscal 2007 the Lead Director received an annual grant of options to purchase 25,000 shares of common stock, and was paid an annual fee of $20,000.

Directors who are also employees in other capacities, which includes only Mr. Williams, who is the Chairman of our Board of Directors and Chief Executive Officer, do not receive additional compensation for their service on the Board of Directors. Compensation paid to Mr. Williams for fiscal 2007 is described above in Item 11.

The following table sets forth the compensation paid to our Directors during fiscal 2007. All option awards were made under our 2005 Incentive Stock Plan and Director’s Stock Plan.

	Fees Earned or	Option
Name	Paid in Cash	Awards (1)	Total

Marc N. Casper	$15,000	$112,103	$127,103
Peter J. Grua	$15,000	$97,509	$112,509
Kelt Kindick	$20,000	$280,257	$300,257
Mark R. Neaman	$15,000	$112,103	$127,103
Leon D. Shapiro	$15,000	$112,103	$127,103
LeAnne M. Zumwalt	$15,000	$112,103	$127,103

(1)	Amounts reflect the compensation cost for stock options recognized in fiscal 2007 for financial statement purposes in accordance with FAS 123R. The aggregate number of stock options held by the non-employee directors at March 31, 2007 was as follows: Mr. Casper (80,416), Mr. Grua (25,000), Mr. Kindick (145,208), Mr. Neaman (60,416), Mr. Shapiro (60,416) and Ms. Zumwalt (90,416).

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

Option Plans

The Advisory Board Company 1997 Stock-Based Incentive Compensation Plan, The Advisory Board Company 2001 Stock-Based Incentive Compensation Plan, The Advisory Board Company 2005 Stock Incentive Plan and The Advisory Board Company 2006 Stock Incentive Plan

In the event that there is any change in the number or kind of the outstanding shares of our common stock, whether by reason of merger, consolidation or otherwise, then the plan administrator of The Advisory Board Company 1997 Stock-Based Incentive Compensation Plan, The Advisory Board Company 2001 Stock-Based Incentive Compensation Plan, The Advisory Board Company 2005 Stock Incentive Plan and The Advisory Board Company 2006 Stock Incentive Plan (collectively, the “Plans”) shall determine the appropriate adjustment, if any. In addition, in the event of such a change, the plan administrator may accelerate the time or times at which any option granted under the Plans may be exercised and may provide for cancellation of accelerated options that are not exercised within a time prescribed by the plan administrator in its sole discretion.

Individual Arrangements

Frank J. Williams

Mr. Williams is employed as our Chief Executive Officer pursuant to the terms of an employment agreement which continues in effect until his termination or separation from the Company. Pursuant to this agreement, if Mr. Williams is terminated without cause, the employment agreement provides that he will continue to receive his base salary for one year after the date of termination and that all the options granted to him will vest and become exercisable.

Upon a change of control, 50% of all unexercisable options granted to Mr. Williams will vest and immediately become exercisable on the date of the change of control, and the remaining 50% of all unexercisable options granted to him will vest and immediately be exercisable on the second anniversary of the change of control. For this purpose, a change of control includes the acquisition by any person of more than 50% of our stock or substantially all of our assets or a merger of the Company, but does not include a purchase or merger with another company if Mr. Williams is appointed the chief executive officer of the successor or combined entity.

David L. Felsenthal

The Company has agreed with Mr. Felsenthal to provide certain terms for payments and other benefits if his employment terminates for a qualifying event or circumstance. The agreement provides that all equity awards granted to Mr. Felsenthal will vest immediately and become fully exercisable (a) upon his termination without cause, (b) upon a reduction in his base salary, or (c) in the case of a change of control, if the company fails to continue to employ him in an executive position with an overall level of authority and responsibilities reasonably equivalent to his position prior to the change of control. In addition, following a change of control, if each of Jeffrey Zients, Michael D’Amato, and Frank Williams cease to be an active officer or director of the Company, all equity awards granted to Mr. Felsenthal will vest and become fully exercisable at such date that is six months after the last date that any of Messrs. Zients, D’Amato, or Williams have active involvement in the company, provided that Mr. Felsenthal continues to be an active employee during such six month period. For this purpose, a change of control includes the acquisition by any person of more than 50% of our stock or substantially all of our assets or a merger of the Company. As of March 31, 2007, Messrs. Zients and D’Amato are not acting as officers or directors of the Company.

The table below reflects the amount of compensation that would become payable to each of the NEOs under existing plans and arrangements if one of the events described in the table had occurred on March 31, 2007, given the NEO’s compensation as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment or change of control, including then-exercisable stock options, and benefits available generally to salaried employees, such as distributions under the company’s 401(k) plan. In addition, in connection with any actual termination of employment or change of control transaction, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Board of Directors determines appropriate.

The actual amounts that would be paid upon a NEO’s termination of employment or in connection with a change of control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s then current position and salary.

	Before Change of
	Control	After Change of Control
	Termination Without	No	Termination
Name/Benefit	Cause	Termination	Without Cause

Frank J. Williams
Salary	$550,000	—	$550,000
Vesting of Stock Options (1)	$1,677,225	$1,677,225	$1,677,225
Michael T. Kirshbaum
Vesting of RSU’s (2)	—	—	$197,418
Vesting of Stock Options (1)	—	—	$194,015
Scott M. Fassbach
Vesting of RSU’s (2)	—	—	$232,852
Vesting of Stock Options (1)	—	—	$470,345
David L. Felsenthal (3)
Vesting of RSU’s (2)	$987,090	—	$987,090
Vesting of Stock Options(1)	$515,025	—	$515,025
Richard A. Schwartz
Vesting of RSU’s (2)	—	—	$278,410
Vesting of Stock Options (1)	—	—	$454,535

(1)	The columns titled “Before Change of Control: Termination Without Cause” and “After Change of Control: Termination Without Cause” assume that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on March 31, 2007 ($50.62) and the value is based upon the difference between $50.62 and the exercise price of the unvested stock options held by the NEO. The column titled “After Change of Control: No Termination” assumes that the market price per share of the Company’s stock on both the date of Change of Control and the second anniversary of the Change of Control was equal to the closing price of the Company’s common stock on March 31, 2007 ($50.62) and the value is based upon the difference between $50.62 and the exercise price of the unvested stock options held by the NEO.

(2)	The columns titled “Before Change of Control: Termination Without Cause” and “After Change of Control: Termination Without Cause” assume that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on March 31, 2007 ($50.62).

(3)	Certain provisions in our agreement with Mr. Felsenthal concerning continued employment of Messrs. Zients, D’Amato, and Williams are treated as “Termination Without Cause” as described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of October 2, 2007 (except as otherwise noted below), by (i) each person known to the Company to own beneficially more than 5% of the Company’s common stock, (ii) each NEO (as defined in the section of this Annual Report on Form 10-K entitled “Executive Compensation”), (iii) each director or director nominee and (iv) all current directors, director nominees and executive officers as a group.

	Amount and Nature of Beneficial Ownership (1)		Total Equity Stake (2)
Name of Beneficial Owner	Number	Percent	Number

Frank J. Williams	212,940	1.2%	551,690
Marc N. Casper	80,416	*	80,416
Peter J. Grua	25,000	*	25,000
Kelt Kindick	145,208	*	145,208
Mark R. Neaman	60,416	*	60,416
Leon D. Shapiro	50,416	*	50,416
LeAnne M. Zumwalt	75,416	*	75,416
Scott M. Fassbach	4,396	*	73,096
David L. Felsenthal	73,968	*	186,468
Michael T. Kirshbaum	21,030	*	62,936
Richard A. Schwartz	33,500	*	107,000
Morgan Stanley & Co. (3)	2,003,880	11.1	2,003,880
T. Rowe Price Associates, Inc. (4)	1,632,650	9.0	1,632,650
TimesSquare Capital Management, LLC (5)	1,245,162	6.9	1,245,162
Delaware Management Holdings Co, Inc. (6)	1,045,772	5.8	1,045,772
All directors, director nominees and named executive officers as a group (11 people)	782,706	4.2	1,418,062

*	Indicates ownership of less than 1%

(1)	Unless indicated otherwise, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Beneficial ownership includes all options and restricted stock units held by a stockholder that are currently exercisable or become exercisable or vested within 60 days of October 2, 2007 as follows: Mr. Williams, 212,940 shares; Mr. Casper, 80,416 shares; Mr. Grua, 25,000 shares; Mr. Kindick, 145,208 shares; Mr. Neaman, 60,416 shares; Mr. Shapiro, 50,416 shares; Ms. Zumwalt, 75,416 shares; Mr. Fassbach, 4,396 shares; Mr. Felsenthal, 73,968 shares; Mr. Kirshbaum, 21,030 shares; Mr. Schwartz, 33,500 shares; and all current directors and named executive officers as a group, 782,706 shares.

(2)	The Total Equity Stake column indicates the number of shares owned assuming the exercise of all options and restricted stock units, whether vested or unvested, without regard to whether or not the options and restricted stock units are exercisable within 60 days.

(3)	Based solely on information reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007 by Morgan Stanley & Co. (“Morgan Stanley”). Morgan Stanley has sole voting power over 1,872,180 of these shares and sole dispositive power over 2,003,880 of these shares. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(4)	Based solely on information reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2007 by T. Rowe Price Associates, Inc. (“Price Associates”). These securities are owned by various individual and institutional investors to which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates may be deemed to own 1,632,650 shares, with sole voting power over 523,110 shares and sole power to dispose of 1,632,650 shares. The address of Price Associates is 100 E. Pratt Street, Baltimore, MD 21202.

(5)	Based solely on information reported in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2007 by TimesSquare Capital Management, LLC. (“TimesSquare”). TimesSquare has sole voting power over 1,119,962 of these shares and sole dispositive power over 1,245,162 of these shares. The address of TimesSquare is 1177 Avenue of the Americas, 39th floor, New York, NY 10036.

(6)	Based solely on information reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2007 by Delaware Management Holdings Co., Inc. (“Delaware Management”). Delaware Management has sole voting power over 1,039,971 of these shares and sole dispositive power over 1,045,772 of these shares. The address of Delaware Management is 2005 Market Street, Philadelphia, PA 19103.

OTHER MATTERS

Next Annual Meeting and Stockholder Proposals

Under Securities and Exchange Commission rules, any stockholder who intends to present for inclusion in the Company’s proxy statement a proposal to be considered at the next annual meeting of stockholders must submit the proposal to us at our principal executive offices no later than June 13, 2008, and must satisfy the other requirements of Rule 14a-8 under the Securities Exchange Act of 1934 in order for the proposal to be considered for inclusion in our Proxy Statement and Proxy Card for that meeting. Any stockholder who wishes to bring a proposal before our next annual meeting of stockholders, but does not wish to include it in our proxy materials, or wishes to nominate one or more persons to serve as a Director, must provide written notice to our Secretary at our principal executive offices not later than August 28, 2008 nor earlier than July 4, 2008, and must satisfy the requirements of our Bylaws. If a stockholder making such a proposal does not also satisfy the requirements of Rule 14a-4(c) under the Securities Exchange Act of 1934, we may exercise discretionary voting authority over proxies we solicit in determining how to vote on the proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and 10% stockholders to file forms with the Securities and Exchange Commission to report their beneficial ownership of our stock and any changes in beneficial ownership. Anyone required to file forms with the Securities and Exchange Commission must also send copies of the forms to us. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2007.

Delivery of Documents to Stockholders Sharing an Address

If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may only deliver one copy of our Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to us by telephone at 202-266-5600 or by submitting a written request to Michael T. Kirshbaum, Chief Financial Officer, Secretary, and Treasurer, 2445 M Street NW, Washington, DC 20037. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Annual Report

A copy of our combined annual report to shareholders and annual report on Form 10-K (excluding exhibits) for the fiscal year ended March 31, 2007 accompanies this Proxy Statement. An additional copy, including exhibits, will be furnished without charge to beneficial shareholders or shareholders of record upon request to Michael T. Kirshbaum, Chief Financial Officer, Secretary and Treasurer, 2445 M Street, N.W., Washington, D.C. 20037, or upon calling (202) 266-5600.

Other Business

Our Board of Directors does not currently intend to bring any other business before the Meeting, and is not aware of any other business to be brought before the Meeting. If any other business is properly brought before the Meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

Whether or not you plan to attend the Meeting, please complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-paid envelope.

[LOGO] • THE ADVISORY BOARD COMPANY • THE ADVISORY BOARD COMPANY This Proxy is solicited on behalf of the
Board of Directors The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement, dated October 12, 2007, and revoking all prior proxies, hereby appoints Frank J. Williams (with full power to act alone and with power of substitution and revocation), to represent the undersigned and to vote, as designated on this proxy card, all shares of Common Stock of The Advisory Board Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Advisory Board Company to be held at 10:00 a.m. local time on November 15, 2007 at the offices of The Advisory Board Company located at 2445 M Street, NW, Washington, DC 20037, and at any postponement or adjournments thereof. If this proxy is executed and returned and no voting direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting or at any postponement or adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing. ANNUAL MEETING OF STOCKHOLDERS OF THE ADVISORY BOARD COMPANY November 15, 2007 Please date, sign, and mail your proxy card in the envelope provided as soon as possible. The Board of Directors recommends a vote FOR all of the proposals to be voted upon at the Annual Meeting: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒ 1. Election of Directors
NOMINEES:
☐ FOR ALL NOMINEES ? Marc N. Casper
? Peter J. Grua
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ??? Kelt Kindick
? Mark R. Neaman
☐ FOR ALL EXCEPT (See instructions below) ? Leon D. Shapiro
? Frank J. Williams
? LeAnne M. Zumwalt
Each Director nominee was recommended by our Governance Committee, which is comprised solely of independent, non-management directors.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ? —
2. RATIFY THE APPOINTMENT OF ERNST FOR AGAINST ABSTAIN & YOUNG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING ☐ ☐ ☐ FIRM FOR THE YEAR ENDING MARCH 31, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY CARD IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.
Signature of Stock holder Date
Signature of Stockholder Date
NOTE: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.